EXHIBIT 5

ROBERT BRANTL, ESQ.
52 Mulligan Lane
Irvington, NY 10533
914-693-3026

October 26, 2009

China Swine Genetics, Inc.
1077 Ala Nalunani Street
Honolulu, HI 96818

Ladies and Gentlemen:

With reference to the Registration Statement on Form S-8 which China Swine Genetics, Inc. proposes to file with the Securities and Exchange Commission registering 1,000,000 common shares which may be offered and sold by China Swine Genetics, Inc. under the 2009 Stock and Stock Option Plan (the “Shares”), I am of the opinion that all proper corporate proceedings have been taken so that the Shares, upon sale and payment therefor in accordance with the Plan, will be legally issued, fully paid, and nonassessable.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the Registration Statement referred to above.

Yours,

/s/ Robert Brantl
Robert Brantl